AS FILED ELECTRONICALLY WITH
THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 1998
                                         Registration No. 333-
=================================================================
                SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549
                             FORM S-8
                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933

                ASSOCIATES FIRST CAPITAL CORPORATION
       (Exact name of registrant as specified in its charter)

                             Delaware
                 (State or other jurisdiction of
                 incorporation or organization)
                           06-0876639
                (I.R.S. Employer Identification No.)
                     250 East Carpenter Freeway
                          Irving, Texas
              (Address of principal executive offices)
                           75062-2729
                           (Zip Code)

              ASSOCIATES DEFERRED COMPENSATION PLAN
                     (Full title of the Plan)

                       Timothy M. Hayes, Esq.
                Associates First Capital Corporation
                     250 East Carpenter Freeway
                            Irving, Texas
                              75062-2729
                            972-652-4000
                 (Name, address and telephone number,
              including area code, of agent for service)

                    CALCULATION OF REGISTRATION FEE

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
--------------------------------------------------------------------
TITLE OF SECURITIES   AMOUNT TO BE    PROPOSED       PROPOSED    AMOUNT OF
TO BE REGISTERED      REGISTERED      MAXIMUM        MAXIMUM     REGISTRATION
                                      OFFERING       AGGREGATE   FEE
                                      PRICE          OFFERING
                                      PER SHARE      PRICE <F1>

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
Deferred Compensation $25,000,000     100%          $25,000,000     $7,375
Obligations <F2>
---------------------------------------------------------------------

<F1> Estimated solely for the purpose of determining the registration fee.
<F2> The Deferred Compensation Obligations are unsecured obligations of
Associates First Capital Corporation to pay deferred compensation in the future in accordance with the terms of the Associates Deferred Compensation Plan.

                      ASSOCIATES DEFERRED COMPENSATION PLAN
                             ______________________


                INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference.

  The following documents filed or to be filed with the Securities and Exchange Commission are incorporated by reference in this Registration
Statement:

     (a) The latest annual report of Associates First Capital Corporation (the "Company" or "Associates") filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") which contains, either directly or indirectly by incorporation by reference, certified financial statements for Associates' latest fiscal year for which such statements have been filed.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the annual report referred to in paragraph (a) above.

     (c) The description of Associates Class A Common Stock contained in registration statement no. 333-817, as amended, filed by Associates under the Securities Act of 1933 (the "1933 Act").

    All documents subsequently filed by Associates pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.  Description of Securities.

    Certain employees of Associates First Capital Corporation (the "Company") and its subsidiaries may elect to defer part of their cash compensation through the nonqualified Associates Deferred Compensation Plan (the "Plan"). When an employee so elects, the Company retains the amount deferred and credits the value of such amount by book entry to an account maintained for the employee by the Company. The Company then assumes a general, unsecured obligation (collectively, the "Obligations") to pay the employee (a "Participant") in the future the deferred amount, as adjusted during the deferral period in accordance with applicable investment measures as selected by the Participant.

     The Plan is unfunded, and payments of the Obligations are made from the general assets of the Company. Each Participant is a general unsecured creditor of the Company with a claim against the Company for the amount he or she has deferred, as adjusted during the deferral period in accordance with applicable investment measures as selected by the Participant. The Obligations rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

     Participant accounts are valued at least quarterly to reflect the performance during the quarter (or other valuation period, if shorter), whether positive or negative, of selected investment measures. The Company in its sole discretion determines the investment measures available under the
Plan.   Each Participant may elect to allocate his or her account among the available measures and may change the allocation only prospectively. Account balances are adjusted as though actually invested in the investments used as measures, but no investment of funds outside the Company occurs.

      Participants may not assign or transfer the Obligations, other than by designating a beneficiary or beneficiaries to receive payment if a Participant dies before receiving full payment of the amount credited to his or her account. Any attempt by a Participant to assign or transfer an Obligation may result, in the Committee's sole discretion, in a forfeiture of the Participant's claim to the Obligation.

     Payment of Obligations generally are made at the time and in the manner elected by Participants when they elect to defer awards under the Plan. Participants may elect to receive the value of their accounts during employment in a lump sum on a specified day or in quarterly, semi-annual or annual installment payments over a period of not more than 15 years, or in a combination of lump sum and installment payments. Each year when a Participant elects whether to defer the following year's award, that Participant may delay further the elected time and form of any payments scheduled to be made or begin in any year following the year after the year in which the election is made (e.g., a December 1996 election may delay further payments scheduled to begin in 1998 or later). No change may be made to accelerate any payments, and no change may be made to delay any payments scheduled to be made or begin in the current year. A Participant may elect that payments made upon his or her death, disability or retirement from the Company will be made in a lump sum within 30 days of such event, in a lump sum on or about January 31 of the calendar year following such event, or in quarterly, semi-annual or annual installments over a period of not more than 15 years, beginning the year after the calendar year following the date of disability or retirement, or in a combination of lump sum and installment payments. If a Participant terminates employment with the Company other than by reason of death, disability or retirement, the value of such Participant's account ordinarily will be distributed within 60 days of his or her termination date, unless the Committee in its sole discretion delays payment until the time otherwise elected by the Participant. The Company may also accelerate payment of any Obligation to any Participant if the Committee in its sole discretion determines that changes in the federal tax laws or applicable accounting rules make continued deferral undesirable or if a Participant suffers a financial hardship for reasons outside the Participant's control.

     The Obligations are not convertible into securities of the Company, and Participants have no voting rights with respect to the Obligations. The Company is not prohibited from securing its other indebtedness with the Obligations. No trustee has been appointed with authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to the Obligations, including without limitation any notices, requests for consents, waivers, or amendments pertaining to the Obligations, enforcement of covenants and action upon a default.

     The Company's Nonqualified Plan Committee has full discretionary authority to interpret the Plan, to establish rules and regulations relating to the Plan, and to make all other determinations and take all other actions necessary or appropriate for the proper administration of the Plan. The Nonqualified Plan Committee may amend the Plan, except to the extent that an amendment would have a material adverse effect on the Company or significantly increase the level of benefits payable under the Plan; but no such amendment may adversely affect a Participant's rights with respect to the Obligations without prior consent by the Participant. The Board of Directors may terminate the Plan at any time and from time to time, but may not adversely affect a Participant's rights with respect to the Obligations without prior consent by the Participant.

Item 6.  Indemnification of Directors and Officers.

    Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorney's fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

    In accordance with the Delaware Law, the Restated Certificate of Incorporation of the Company contains a provision to limit the personal liability of the directors of the Company for violations of their fiduciary duty. This provision eliminates each director's liability to the Company or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

    Pursuant to underwriting agreements filed as exhibits to registration statements relating to underwritten offerings of securities, the underwriters parties thereto have agreed to indemnify each officer and director of Associates and each person, if any, who controls Associates within the meaning of the 1933 Act, against certain liabilities, including liabilities under the 1933 Act.

    The directors and officers of the Company currently are covered by directors' and officers' insurance policies relating to Ford Motor Company and its subsidiaries. Ford Motor Company is in the process of completing a tax-free spin-off to its stockholders of its interest in the Company.
After the spin-off, the directors and officers of the Company will be covered by directors' and officers' insurance policies maintained by the Company.

    The Restated Certificate of Incorporation of the Company provides for indemnification of the officers and directors of the Company to the full extent permitted by applicable law.


Item 8. Exhibits.

              Exhibit
              Number                       Exhibits


              *4  -    Associates Deferred Compensation Plan

              *5  -    Opinion of Frederic C. Liskow, an Assistant General
                       Counsel and Vice President of Associates First Capital
                       Corporation, with respect to the legality of the securities being registered hereunder.

              *23 -    Consent of Coopers & Lybrand L.L.P.

              *24 -    Powers of Attorney.


              *  Filed with this Registration Statement

Item 9. Undertakings.

                (a)  The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on this 31st day of March, 1998.

                           ASSOCIATES FIRST CAPITAL CORPORATION

                           By: /s/ C. D. Longenecker
                              ---------------------------------
                              C. D. Longenecker
                              Title: Executive Vice President

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                 Title                                         Date
-----------------         ------------------------------------------

 KEITH W. HUGHES*       Chairman of the Board,
 (Keith W. Hughes)      Principal Executive Officer and Director

 ROY A. GUTHRIE*        Senior Executive Vice President,
 (Roy A. Guthrie)       Chief Financial Officer and Director


                                                           March 31, 1998

 JOHN F. STILLO*         Senior Vice President, Comptroller
 (John F. Stillo)        Principal Financial Officer

 HAROLD D. MARSHALL*     Director
 (Harold D. Marshall)

 J. CARTER BACOT*        Director
 (J. Carter Bacot)

 JOHN M. DEVINE*         Director
 (John M. Devine)

 KENNETH WHIPPLE*        Director
 (Kenneth Whipple)

 H. JAMES TOFFEY, JR.*   Director
 (H. James Toffey, Jr.)

---------------------
*By signing his name hereto, C. D. Longenecker signs this document on behalf of each of the persons indicated above pursuant to powers of attorney duly executed by such persons.

By: /s/ C. D. LONGENECKER
    ____________________
   (Attorney-in-Fact)

                         EXHIBIT INDEX


Exhibit
Number       Exhibit
-------      ---------------------------------------------------------


  *4      -  Associates Deferred Compensation Plan

  *5      -  Opinion of Frederic C. Liskow, Assistant General Counsel and Vice
             President of Associates First Capital Corporation, with respect to the legality of the securities being registered hereunder.

  *23     -  Consent of Coopers & Lybrand L.L.P.

  *24     -  Powers of Attorney.


* Filed Herewith